NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Rhonda Nyhus
          Vice President and Treasurer
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:

     Grandview, Missouri (February 19, 2010) - On February 10, 2010, NASB Financial, Inc. ("NASB" or the "Company") filed a Form 12b-25, which stated that the Company was unable to file timely its Form 10-Q for the quarter ended December 31, 2009, because more time is needed to complete an evaluation of its investment in LLCs for possible impairment. The Company has an investment in an LLC consisting of its 50% ownership interest in an entity that was formed for the purpose of developing land for residential real estate sales. Due to the economic downturn, sales of lots have not met previous expectations. As a result, the Company is evaluating its investment, which is accounted for using the equity method of accounting, to determine if its investment is impaired. The Company's investment in the LLC, prior to any impairment, is approximately $19 million at December 31, 2009.

     On February 17, 2010, NASB was notified by The NASDAQ Stock Market of its non-compliance with Listing Rule 5250(c)(1), which requires the timely filing of periodic financial statements. The Company must submit a plan to regain compliance no later than April 19, 2010. Although NASB cannot predict with certainty when the Form 10-Q for the quarter ended December 31, 2009 will be available, it expects that it will be before April 19, 2010.

     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.